Exhibit 5.1

April 23, 2025

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Mesdames:

Re: A2Z Cust2Mate Solutions Corp. – Form S-8 Registration Statement

We have acted as Canadian counsel for A2Z Cust2Mate Solutions Corp., a corporation organized under the laws of the Province of British Columbia (the “Corporation”), in connection with the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended.

We are qualified to practice law in the Province of Ontario. By virtue of the National Mobility Agreement, the Law Society Act (Ontario), the Legal Profession Act (Alberta) and the Legal Profession Act (British Columbia), we are also entitled to provide the opinion below as it relates to laws of the Provinces of Alberta and British Columbia, respectively. We confirm that we have complied with terms and conditions in the National Mobility Agreement and are qualified to give such opinion as it relates to the laws of the Provinces of Alberta and British Columbia, respectively. Other than as indicated above, we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof. Notwithstanding the foregoing and our opinions set forth below, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the issuance of the securities being issued pursuant to the Registration Statement.

As counsel for the Corporation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization, issuance and sale of the securities being issued pursuant to the Registration Statement . In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions, and limitations and the further limitations set forth below, we are of the opinion that:

1. The securities being issued pursuant to the Registration Statement are duly authorized and will be, when so issued in accordance with their terms, legally and validly issued, and fully paid and non-assessable.

We express no opinion as to: (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer, or similar provision of applicable law on the conclusions expressed above.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Daniel N. Bloch

+1 416 722 0804 +972 54 970 3299

daniel@blochlegal.com

www.blochlegal.com